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                                                                      EXHIBIT 15


The Board of Trustees
Archstone Communities Trust:

With respect to the registration statement on Form S-3 of Archstone Communities Trust (formerly known as Security Capital Pacific Trust), we acknowledge our awareness of the incorporation by reference therein of our report dated April 23, 1998 related to our review of interim financial information of Security Capital Pacific Trust as of March 31, 1998 and for the three-month periods ended March 31, 1998 and 1997, our report dated July 24, 1998 related to our review of interim financial information of Archstone Communities Trust as of June 30, 1998 and for the three- and six-month periods ended June 30, 1998 and 1997, and our report dated October 30, 1998, except as to Note 10 which is as of November 10, 1998 related to our review of interim financial information of Archstone Communities Trust as of September 30, 1998 and for the three- and nine-month periods ended September 30, 1998 and 1997.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



                             KPMG Peat Marwick LLP



Chicago, Illinois
December 9, 1998